Exhibit 99.1

Aladdin Systems Holdings, Inc. Entered Into a Definitive Agreement to Sell Its Subsidiary, Aladdin Systems, Inc., to IMSI

WATSONVILLE, Calif., Jan. 21 /PRNewswire-FirstCall/ -- Aladdin Systems Holdings, Inc. "the Company" (OTC: ALHI) entered in to a definitive agreement with IMSI(R) (OTC Bulletin Board: IMSI), a leading developer and publisher of precision design, graphics and productivity software, to acquire Aladdin Systems Holdings' subsidiary, Aladdin Systems, Inc. "Aladdin." The Company will continue business as usual with its subsidiary Aladdin Enterprise Solutions, Inc. Aladdin will become a wholly-owned subsidiary of IMSI. The transaction is expected to close in March 2004 and is subject to customary closing conditions.

The acquisition by IMSI is for cash, stock and a convertible note with a combined value of approximately $8 million dollars and an earn-out that could result in an additional $2 million in payments during the next three years.

IMSI develops and publishes professional and home user, high-quality software products at affordable prices. IMSI has two divisions: The Precision Design division, anchored by IMSI's flagship product, TurboCAD and The Business Applications division, which provides businesses and end users with software solutions through its popular products like TurboProject(R), HiJaak(R) and TurboTyping.

"IMSI is a leader in the software industry and we expect to accelerate our growth by expanding our product offerings and customer base," stated Jonathan Kahn, CEO of Aladdin. "We look forward to joining forces with IMSI to continue to grow and strengthen our award-winning software products."

"This acquisition significantly strengthens and broadens our product offerings in the expanding utilities market," said Gordon Landies, President of IMSI. "We expect a smooth integration with Aladdin as a result of common sales channels and product development strategies. Aladdin is a leader in the delivery of its products via electronic software download (ESD) technology and we expect to be able to leverage their direct marketing expertise to strengthen and expand our customer base. We are pleased to be joining forces with the Aladdin team and believe that they will help establish IMSI as a leader in the utilities market."

"The acquisition of Aladdin is a key part of our strategy to strengthen our utilities and business application offerings," stated Martin Wade, CEO of IMSI. "This acquisition grows IMSI as a leader in providing a wide range of products and services to our community of users at competitive prices. With our synergistic relationship and Aladdin's demonstrated results and strong management team, we expect the acquisition to significantly enhance revenues and earnings over the coming years."

Aladdin will remain at its headquarters in Watsonville, CA and run as a separate entity under the IMSI umbrella.

Aladdin Systems: Everyday Solutions(TM)

Founded in 1988, Aladdin Systems, Inc, an Aladdin Systems Holdings, Inc. company, develops and publishes award-winning software solutions for Windows, Macintosh, Linux, and Solaris. Aladdin provides everyday solutions that enable people and businesses to communicate and manage their ideas and information. Aladdin's software solutions empower users in the area of information access, removal, recovery, security, and distribution. Its products include StuffIt, Internet Cleanup, Spring Cleaning, and Easy Uninstall. Aladdin is located at 245 Westridge Drive, Watsonville, CA 95076, USA. Telephone: 831-761-6200; Fax:
831-761-6206. Internet: http://www.aladdinsys.com or email: info@aladdinsys.com. Aladdin Press Room: http://www.aladdinsys.com/pressroom

About IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. The Precision Design division, anchored by IMSI's flagship product, TurboCAD(R) and the recently acquired DesignCAD(TM) line, also develops and markets other visual content and design software such as FloorPlan(R) 3D. The division also includes several online properties focused on the sale of content and services to the architectural, engineering and construction market thru its stock house plans site at HousePlanGuys.com, its store CAD add-on store, Cadalog.com and the online CAD symbol site, CADsymbols.com. The Business Applications division provides businesses and end users with software solutions through its popular products such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). This division also provides ergonomic and keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. On the Net: www.imsisoft.com.

Forward Looking Statements: Any information contained within this news release which is not historical data may be deemed 'forward-looking statements.' Factors which could cause actual results to vary materially from the future results covered in such forward-looking statements include competition and the management of the Company's growth. Such forward-looking statements are subject to other risks and uncertainties, which are detailed in the Company's filings with the Securities & Exchange Commission.

NOTE: The Aladdin logo is a trademark or registered trademark of Aladdin Systems, Inc. All other product names are registered trademarks or trademarks of their respective holders.

                                       ###